Exhibit 10.2
AIRCRAFT MANAGEMENT AGREEMENT
     THIS AIRCRAFT MANAGEMENT AGREEMENT is entered into as of the Effective Date set forth below, by and between CSC TRANSPORT, INC., a Delaware corporation with an office at 8000 Republic Airport, Hangar 5, Farmingdale, New York 11735 (“CSC”); and NEW YORK AIRCAM CORP., a New York corporation (“NY Aircam”), CHARLES F. DOLAN (“CFD”) and PATRICK F. DOLAN (“PFD”), each with an address at 340 Crossways Park Drive, Woodbury, New York 11771 (NY Aircam, CFD and PFD are collectively referred to herein as “Client”).
CSC will manage Client’s aircraft described below (the “Aircraft”) in accordance with the terms and conditions of this Agreement.
SPECIFIC TERMS

I.	Aircraft Identification

	• Aircraft Make and Model:	Cessna 501

	• Manufacturer’s Serial Number:	501-0038

	• Aircraft Registration Number:	N501JG

II.	Management Fee

	Monthly Management Fee:	$1,000

III.	Term

	Effective Date:	July 9, 2010

	Expiration Date:	July 8, 2011

IV.	Notices

	To Client:	To CSC:

	New York Aircam Corp.	CSC Transport, Inc.
	340 Crossways Park Drive	8000 Republic Airport, Hangar 5
	Woodbury, New York 11797	Farmingdale, New York 11735
	Attention: William A. Frewin	Attention: Philip Prosseda
	Telephone: (516) 803-9200	Telephone: (516) 803-5910
	Fax: (516) 364-4592	Fax: (516) 694-6923
	E-mail: bfrewin@dfollc.com	E-mail: pprossed@cablevision.com

and	and

Charles F. Dolan	Cablevision Systems Corporation
Patrick F. Dolan	1111 Stewart Avenue
340 Crossways Park Drive	Bethpage, New York 11714
Woodbury, New York 11797	Attn: General Counsel
Telephone: (516) 803-9200	Telephone: (516) 803-2300
Fax: (516) 364-4592	Fax: (516) 803-2575
V.	Aircraft Operating Base

The Aircraft will be based at Hangar 5, Republic Airport, Farmingdale, New York.
GENERAL TERMS
1.	Management
1.1	Management Services. In consideration of the fees paid by Client, CSC will perform the following functions on behalf of Client:
(a)	Employment or engagement and supervision of flight (for CFD and PFD) and maintenance personnel for the Aircraft;

(b)	Aircraft maintenance at the Operating Base, maintenance management at contract facilities, and related maintenance support functions;

(c)	Advice regarding insurance for the Aircraft;

(d)	FAA liaison;

(e)	Aircraft hangar, office, and shop facilities at the Operating Base and other airport locations, as required;

(f)	Record keeping, reporting, budgeting, payment on behalf of Client of Aircraft-related invoices and other administrative requirements;

(g)	Aircraft, passenger and Flight Support Personnel (as defined in Paragraph 2.1) scheduling support services for Client and Client’s passengers; and

(h)	Management supervision of the operation and maintenance of the Aircraft by Client.

1.2	Part 91 Operations. All flight operations by Client under this Agreement will be conducted under Part 91 of the Federal Aviation Regulations, as amended (the “FAR’s”), and in accordance with any other laws and rules pertaining to the operation of the Aircraft. Client acknowledges that services to be provided by CSC to Client under this Agreement are intended to assist Client in the operation by Client of its Aircraft under Part 91 of the FAR’s in the conduct of Client’s business, and shall be undertaken by CSC consistent with such intentions and only for such purposes.
1.3	Operational Control. It is understood that NY Aircam leases the Aircraft to CFD and PFD pursuant to Non-Exclusive Aircraft Dry Lease Agreements (each a “Lease”). Pursuant to the Leases and in compliance with Part 91 of the FAR’s, at all times during the term of this Agreement, when CFD or PFD (each, a “Lessee”) is using the Aircraft under the Leases, such Lessee will have and retain exclusive operational control, and exclusive possession, command and control, of the Aircraft. Each Lessee will have and retain complete and exclusive responsibility for scheduling, dispatching and flight following of the Aircraft on all of his own flights conducted under the Lease and this Agreement, which responsibility includes the sole and exclusive right over initiating, conducting and terminating any such flights, subject to the pilot-in-command’s authority for all safety-of-flight matters. Each Lessee will have complete and absolute control of the crewmembers in preparation for and in connection with the operation of all of his own flights conducted under the Lease and this Agreement.
2.	Flight Support Personnel
2.1	General. Pilots, mechanics, and flight attendants for the Aircraft (collectively, “Flight Support Personnel”) will be appropriately certified, rated and trained as required by the FAR’s and the insurance required by Section 9. Flight Support Personnel may be independent contractors or employees of CSC. Flight Support Personnel who are CSC employees will be employed by CSC and carried on CSC’s payroll, and CSC shall be responsible for and shall timely pay and withhold all payroll and employment-related taxes (including, without limitation, Social Security, Medicare and unemployment taxes) relating to such Flight Support Personnel and shall timely file returns with respect to such taxes with proper taxing authorities. Without duplicative effect, CSC shall pay the entire cost of salary, benefits, employer payroll taxes, training and testing for Flight Support Personnel who are employees of CSC. The cost of Flight Support Personnel who are provided by independent contractors will be the responsibility of Client for flights operated by CFD or PFD under this Agreement, and shall be paid in accordance with Paragraph 8.5. CSC shall cause its contracts with independent contractors providing Flight Support Personnel to CFD or PFD to provide that such independent contractor shall be responsible for all wages, and all payroll and employment-related taxes (including, without limitation, Social Security, Medicare and unemployment taxes) relating to such Flight Support Personnel and shall timely file returns with respect to such taxes with proper taxing authorities. Client shall reimburse CSC for hourly costs (based on the salary and benefits payable by CSC) incurred by CSC for the services of Flight Support Personnel who are CSC employees on flights operated by CFD or PFD under this Agreement, which shall be paid in accordance with Paragraph 8.5.
2.2	Monitoring and Reviews. CSC will monitor the qualifications and performance of Flight Support Personnel through a process of record keeping, performance reviews, direct supervision and flight checks. Client will provide reasonable access to the Aircraft, subject to Client’s prior permission, for CSC supervisory personnel to conduct required training and flight checks to observe Flight Support Personnel performance.
2.3	Termination or Replacement. CSC reserves the right to terminate or replace Flight Support Personnel for any reason. If the credentials or performance of any Flight Support Personnel are unsatisfactory to Client, CSC agrees that upon notice to that effect from Client, it shall reassign and replace such Flight Support Personnel as quickly as possible with another qualified individual acceptable to Client.
3.	Flight Support Personnel Training and Qualification
3.1	Training. CSC will conduct or contract for training for Flight Support Personnel who are CSC employees that meets or exceeds the requirements of the FAR’s governing the type of operation being conducted. Training will include, but not be limited to:
(a) Pilots: (i) initial aircraft qualification, if required; (ii) Aircraft-specific recurrent training; (iii) policy and procedures recurrent training; (iv) emergency situations training; and (v) professional qualifications enhancement training, as required, such as cockpit resource management, international operations, and cabin medical safety.
(b) Mechanics: (i) initial aircraft qualification, if required; (ii) biennial aircraft-specific recurrent training; and (iii) biennial system-specific recurrent training (engines, avionics, etc.).
(c) Flight Attendants: (i) initial qualification training, if required; (ii) policy and procedures training; (iii) cabin medical training; and (iv) emergency situations training.
3.2	Training Flights. Client shall make available at its expense a reasonable amount of Aircraft time to accomplish pilot training, proficiency checks and line checks as required by the FAR’s; provided, however, that simulators shall be used to the extent practicable. In addition to required FAA pilot checkrides, CSC supervisory personnel will observe line operation of Flight Support Personnel to confirm crew performance and adherence to CSC’s company procedures. Client will provide reasonable access to the Aircraft, subject to Client’s prior permission, for CSC supervisory personnel to conduct this observation. CSC will maintain a current training record for Flight Support Personnel documenting satisfactory completion of FAA and CSC training and currency requirements.
4.	Aircraft Maintenance
4.1	Maintenance Program. On Client’s behalf and at Client’s expense, CSC will cause the Aircraft to be enrolled on an FAA-approved inspection program under Part 91 of the FAR’s, and will conduct, contract for and/or supervise Aircraft maintenance services to cause the Aircraft to be maintained in accordance with the requirements of the approved inspection program and the FAR’s.
4.2	MEL. On Client’s behalf, CSC will obtain an FAA approved Minimum Equipment List (MEL) for the Aircraft.
4.3	Records. On Client’s behalf, CSC will maintain records on the Aircraft, engines and systems in accordance with the applicable FAR’s and CSC’s maintenance procedures.
4.4	Maintenance Scheduling. Client will cooperate with CSC to schedule all maintenance requirements. CSC will schedule maintenance, to the extent practicable, to minimize conflicts with Client’s use of the Aircraft. CSC will keep Client apprised of the Aircraft’s maintenance schedule.
4.5	Maintenance Service Plan. On Client’s behalf, CSC shall provide to the appropriate parties any periodic reports required in order to maintain in full force and effect the Williams Total Assurance Program contract for the Aircraft’s engines. Client shall maintain such program contract in full force and effect. All amounts payable under such contract shall be the responsibility of Client and shall be paid in accordance with Paragraph 8.5.
4.6	Appointment as Agent. Client appoints CSC as its agent for the purpose of executing, for and on behalf of Client, any documentation required in connection with any maintenance program, maintenance service plan and/or maintenance inspection agreements as may be necessary in order for CSC to fulfill its maintenance obligations under this Agreement. Client agrees to indemnify and hold CSC harmless from and against any claims, damages, losses and expenses arising pursuant to any maintenance program, maintenance service plan and/or maintenance inspection agreements entered into in accordance with the terms of this Agreement.

5.	Flight Scheduling
5.1	Services. On behalf of Client, CSC will perform the following services related to scheduling by Client of the Aircraft:
(a)	Assist Client in scheduling the Aircraft;

(b)	Receive trip notices from Client and produce an itinerary for each trip giving the pertinent details of the trip;

(c)	Arrange ground transportation requirements for Aircraft passengers;

(d)	Schedule Flight Support Personnel;

(e)	Arrange for Aircraft catering per Client’s request;

(f)	Arrange for landing permits, clearances, and ground handling for domestic and international destinations; and

(g)	Coordinate the Aircraft’s movements to support Client’s travel schedule.
5.2	Hours of Service. CSC will provide the above-listed services 24 hours per day, seven days per week.
5.3	Client Information. Client will give CSC the most up-to-date and complete information available on the Aircraft’s proposed travel schedule. CSC agrees to hold in confidence any information that it may gain regarding Client’s travel, business and security arrangements, subject in all respects to applicable laws, regulations and rules of the New York Stock Exchange.
6.	Records and Administration
6.1	Record Keeping. CSC will maintain facilities and personnel at its office for Aircraft record keeping, operations supervision, scheduling assistance, and accounting support. CSC will keep all flight, passenger, maintenance, operational, logbook, tax, and cost records up to date and in accordance with good accounting practice and all other applicable laws and regulations.
6.2	Reports. CSC will supply Client with an annual budget and monthly reports summarizing financial and flight activity.

6.3	Record Retention. All records pertaining to the performance of CSC’s services hereunder will be open for inspection and audit by Client at CSC’s office upon not less than 48 hours’ notice throughout the term of this Agreement, and for the period ending four (4) years after the termination hereof. CSC will not destroy such records prior to the time when Client’s right to inspect and audit terminates. The provisions of this Paragraph 6.3 will survive the termination or expiration of this Agreement.
7.	Hangar and Office at Operating Base
7.1	Hangarage. CSC will provide Client with appropriate hangar, office, and shop space at the Aircraft’s Operating Base (as specified in Section V of the Specific Terms) and at other airport locations as may be required from time to time. Client shall be responsible for the cost of hangarage at locations other than the Aircraft’s Operating Base, payable in accordance with Paragraph 8.5.
7.2	Provisioning. CSC will provision the Operating Base to support the operation and maintenance of the Aircraft, subject to budget approval by Client.
8.	Fees, Expenses, Deposits and Billing Procedures
8.1	Management Fee. The monthly Management Fee to be charged to Client specified in Section II of the Specific Terms will be billed to and payable by Client in monthly installments in advance.
8.2	Insurance Expense. Client shall pay directly the cost of the insurance coverage required to be maintained by Client under Paragraph 9.
8.3	Operating Expenses. Client shall be responsible for all Operating Expenses relating to the Aircraft (to be paid in accordance with Paragraph 8.5). Operating Expenses include, but are not limited to, the following items:
(a)	Fuel, oil, and additives;

(b)	Replacement and consumable parts (including shipping costs and core charges for parts and components), maintenance labor and third-party service fees for technical support of the Aircraft;

(c)	Engine and airframe maintenance service plan fees, as applicable, and all other expenses under Paragraph 4;

(d)	Landing, parking, handling, customs, airways and overflight fees, hangarage fees at locations other than the Operating Base, and computer flight plans;

(e)	Navigation, operations, and maintenance publications;

(f)	Catering, supplies, and in-flight entertainment materials;

(g)	Flight Support Personnel and CSC supervisory personnel travel expenses incurred in support of Client’s operation of the Aircraft;

(h)	Communications charges and outside computer services related to Aircraft operations and maintenance;

(i)	Passenger ground transportation; and

(j)	Cost of Flight Support Personnel in accordance with Paragraph 2.1.
8.4	Non-recurring Expenses. Non-recurring Expenses relating to the Aircraft shall be the responsibility of Client (to be paid in accordance with Paragraph 8.5). Non-recurring Expenses include, but are not limited to, such items as Aircraft paint and refurbishing, major maintenance items such as engine overhaul and airframe modifications, maintenance ground support equipment, initial spare parts provisioning and inventories, office and shop equipment, and communications and computer equipment at the Operating Base.
8.5	Payment of Expenses. To the extent reasonably practicable, Client will pay all amounts for which it is responsible under this Agreement directly to the applicable vendor, supplier or provider. To the extent CSC incurs any such expenses on Client’s behalf, within 20 days after the end of each calendar month during the term of this Agreement, commencing with the calendar month ending July 31, 2010, CSC will issue invoices detailing all charges reasonably and properly incurred on Client’s behalf pursuant to the terms of this Agreement for that calendar month. Invoices will be due 15 days from date of receipt. All goods, support services, parts, labor, fuel, materials and any other items purchased by CSC on behalf of Client will be passed on to Client at CSC’s actual cost, with no markup, rebate, commission or other fee received or retained by CSC. CSC will attempt to secure discounts on all purchases made on behalf of Client, and all such discounts will be credited in full to Client’s account. Promptly after execution of this Agreement, Client agrees to maintain with CSC an appropriate agreed-upon advance deposit, to be applied by CSC against any amounts payable by Client under this Agreement.
8.6	Post-Termination Expenses. Notwithstanding the expiration or termination of this Agreement, Client will promptly reimburse CSC upon receipt of invoices from time to time until all remaining Aircraft expenses reasonably and properly incurred by CSC on

Client’s behalf pursuant to the terms of this Agreement are paid. The provisions of this Paragraph 8.6 will survive the termination or expiration of this Agreement.
8.7	Overdue Amounts. Overdue amounts payable pursuant to this Agreement shall bear interest at a monthly rate equal to the lesser of 1.25% or the highest lawful rate allowable under applicable law.
8.8	Billing. All amounts due from Client under this Agreement shall be invoiced separately to CFD, PFD and New York Aircam in accordance with Client’s written instructions (it being understood and agreed that CFD, PFD and New York Aircam are jointly and severally liable for all obligations of Client under this Agreement).
9.	Insurance and Indemnity
9.1	General. During the term of the Agreement, and notwithstanding anything in this Agreement to the contrary, Client will procure and maintain at its sole cost and expense aircraft insurance (the “Policy”) that provides hull insurance of not less than $1,600,000 and liability coverage of not less than $25,000,000 for each occurrence. Client will cause its affiliates to procure and maintain umbrella insurance that affords Client not less than an additional $175,000,000 of liability coverage in connection with the Aircraft.
9.2	Policy Provisions. The Policy will provide that:
(a)	CSC and its affiliates and each of their respective members, managers, shareholders, officers, directors, partners, employees, agents, licensees and guests are designated as additional insureds (without responsibility for premiums) with respect to the liability coverage.

(b)	The insurer waives any right of set-off and any right of subrogation against any of the additional insureds.

(c)	No cancellation or substantial change in coverage of the policy shall be effective as to the additional insureds for 30 days (seven days, in the case of war risk or allied perils) after receipt by CSC of written notice from the insurer of any such cancellation or substantial change in coverage of the policy;

(d)	All coverages will be primary, not subject to any co-insurance clause, not contributory or subject to offset with respect to any other policies in force;

(e)	The insurance will include a severability of interest clause providing that such policy will operate in the same manner to give each insured the same protection as if there were a separate policy issued to each insured except for the limit of liability; and

(f)	The “Approved Pilots” section will require all pilots to be approved by CSC and the “Territory” section will provide Worldwide Coverage.

9.3	Certificate of Insurance. On or before the Effective Date, Client will provide CSC with a certificate of insurance evidencing all coverages in compliance with the requirements of this Agreement.
9.4	CSC Insurance. At all times during the term of this Agreement, CSC, at its own cost and expense, will maintain the following types of insurance:
(a)	Workers’ compensation insurance that provides applicable statutory benefits for all of CSC’s employees including, without limitation, Flight Support Personnel who are CSC employees, performing services pursuant to this Agreement and includes broad form all-states coverage; and

(b)	Employer’s liability insurance for bodily injury by accident or disease.
9.5	Cross Indemnities. Without limiting the respective obligations of CSC and Client (each, a “Party”), each Party (in each case, the “Indemnitor”) hereby indemnifies and holds harmless the other Party and its affiliates and their respective officers, directors, partners, employees, shareholders, members and managers (in each case, collectively, the “Indemnitee”) for any claim, damage, loss, or reasonable expense, including reasonable attorneys’ fees (an “Indemnified Loss”), resulting from bodily injury or property damage arising out of the ownership, maintenance or use of the Aircraft which results from gross negligence or willful misconduct of such Party; provided, however, that neither Party will be liable for any Indemnified Loss to the extent:
(a)	Such loss is covered by the insurance policies described in this Paragraph 9 (the “Policies”);

(b)	Such loss is covered by the Policies but the amount of such loss exceeds the policy limits specified by Client; or

(c)	Such loss consists of expenses incurred in connection with any loss covered in whole or in part by the Policies but such expenses are not fully covered by the Policies.

(d)	Such loss is caused by the gross negligence or willful misconduct of the Indemnitee.
For purposes of this Agreement, (i) Client and its affiliates (other than CSC and its affiliates), if any, shall be the Indemnitees in any case in which CSC is the Indemnitor; and (ii) CSC and its affiliates and their respective officers, directors, employees and shareholders (excluding Client and its members and managers, if any) shall be the Indemnitees in any case in which Client is the Indemnitor.
9.6	LIMITATION ON LIABILITY. EACH PARTY ACKNOWLEDGES AND AGREES THAT:

(a)	THE PROCEEDS OF INSURANCE TO WHICH IT IS ENTITLED;

(b)	ITS RIGHTS TO INDEMNIFICATION FROM THE OTHER PARTY UNDER PARAGRAPH 9.5; AND

(c)	ITS RIGHT TO DIRECT DAMAGES ARISING IN CONTRACT FROM A BREACH OF THE OTHER PARTY’S OBLIGATIONS UNDER THIS AGREEMENT ARE THE SOLE REMEDIES FOR ANY DAMAGE, LOSS, OR EXPENSE ARISING OUT OF THIS AGREEMENT OR THE SERVICES PROVIDED HEREUNDER OR CONTEMPLATED HEREBY.

EXCEPT AS EXPRESSLY SET FORTH IN THIS PARAGRAPH 9.6, EACH PARTY WAIVES ANY RIGHT TO RECOVER ANY DAMAGE, LOSS OR EXPENSE ARISING OUT OF THIS AGREEMENT OR THE SERVICES PROVIDED HEREUNDER OR CONTEMPLATED HEREBY. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR OR HAVE ANY DUTY FOR INDEMNIFICATION OR CONTRIBUTION TO THE OTHER PARTY FOR ANY CLAIMED INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES, OR FOR ANY DAMAGES CONSISTING OF DAMAGES FOR LOSS OF USE, REVENUE, PROFIT, BUSINESS OPPORTUNITIES AND THE LIKE, OR DEPRECIATION OF VALUE OF THE AIRCRAFT, OR INSURANCE DEDUCTIBLE, EVEN IF THE PARTY HAD BEEN ADVISED, OR KNEW OR SHOULD HAVE KNOWN, OF THE POSSIBILITY OF SUCH DAMAGES.
9.7	Survival. The provisions of Paragraphs 9.5 and 9.6 will survive the termination or expiration of this Agreement.
10.	Duration, Notification, and Termination
10.1	Term. The term of the Agreement is as set forth in Section III of the Specific Terms. The term may be extended by mutual written agreement of the Parties.
10.2	Notices. All notices or other communications delivered or given under this Agreement shall be in writing and shall be deemed to have been duly given if hand-delivered, sent by certified or registered mail, return receipt requested, or nationally-utilized overnight delivery service, Portable Document Format (“PDF”) or confirmed facsimile transmission, as the case may be. Such notices shall be addressed to the Parties at the addresses set forth in Section IV of the Specific Terms, or to such other address as may be designated by any Party in a writing delivered to the other in the manner set forth in this Paragraph 10.2. Notices sent by certified or registered mail shall be deemed received three business days after being mailed. All other notices shall be deemed received on the date delivered. Routine communications may be made by e-mail or fax to the addresses set forth therein.

10.3	Default. This Agreement may be terminated immediately by the Party not in default (without prejudice to any other rights that such Party may have) upon written notice to the defaulting Party in the event of any of the following:
(a)	failure of the defaulting Party to make payments due hereunder within five business days of a notice from the non-defaulting Party that such payment was not timely made when due;

(b)	except as provided in Paragraph 10.3(c)-(f), violation or default of any term, obligation or condition of a non-monetary nature set forth in this Agreement, together with a failure to cure within ten days after receipt of written notice of such violation;

(c)	breach of any material warranty or provision, or falsity of any material representation, made by Client or CSC in connection with this Agreement.

(d)	if the Aircraft is operated or maintained in violation of any law, regulation, directive or order of any governmental authority or in violation of any provision of any insurance policy contemplated by this Agreement;

(e)	lapse of insurance coverage required to be kept in force by either Party; or

(f)	if CSC or any constituent of Client shall make a general assignment for the benefit of creditors, or be declared insolvent or bankrupt under any bankruptcy, insolvency or other similar law, or commence a voluntary proceeding seeking liquidation, reorganization or other relief under any such law or seeking the appointment of a receiver or liquidator over any substantial portion of their respective assets.
11. Force Majeure
11.1	General. Neither Party will be deemed to be in breach of its obligations hereunder or have any liability for any delay, cancellation, or damage arising in whole or in part from any act of God, act of nature, acts of civil or military authority, civil unrest, war, terrorism, strike or labor dispute, mechanical failure, lack of essential supplies or parts, or for any cause, whether similar or dissimilar to any of the foregoing, beyond the reasonable control of such party. The time required for any performance hereunder shall be extended by the duration of any such event(s).
12. Liens
12.1	No Liens. CSC agrees that it shall not lien or otherwise encumber, or create or place any lien or other encumbrance of any kind whatsoever, on or against the Aircraft for any reason. CSC also will ensure that no liens or encumbrances of any kind whatsoever are created or placed against the Aircraft for claims against CSC or by CSC. In the event that any mechanic’s liens or other encumbrances are created or placed against the Aircraft by a third party, CSC shall take all necessary action to discharge such liens at Client’s expense as quickly as possible.

13.	Miscellaneous
13.1	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. If any provision of this Agreement conflicts with any statute or rule of law of the State of New York or is otherwise unenforceable, such provision shall be deemed null and void only to the extent of such conflict or unenforceability and shall be deemed separate from and shall not invalidate any other provision of this Agreement.
13.2	Headings. Captions and paragraph headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, extend or interpret the scope of this Agreement or of any particular section.
13.3	Modification. This Agreement shall not be modified or amended or any provision waived except by an instrument in writing signed by authorized representatives of the Parties.
13.4	Legal Fees and Other Costs and Expenses. In the event of any dispute, litigation or arbitration between the Parties with respect to the subject matter of this Agreement, the unsuccessful Party to such dispute, litigation or arbitration shall pay to the successful Party all costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred therein by the successful Party, all of which shall be included in and as a part of the judgment or award rendered in such dispute, litigation or arbitration. For purposes of this Agreement, the term “successful Party” shall mean the Party which achieves substantially the relief sought, whether by judgment, order, settlement or otherwise.
13.5	Successors and Assigns. Neither Party shall have the right to assign this Agreement without the prior written consent of the other Party. This Agreement shall be binding upon the Parties hereto and their respective heirs, executors, administrators, successors and assigns, and shall inure to the benefit of the Parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.
13.6	Counterparts. This Agreement may for all purposes be executed in several counterparts, each of which shall be deemed an original, and all such counterparts, taken together, shall constitute the same instrument, even though all Parties may not have executed the same counterpart of this Agreement. Each Party may transmit its signature by confirmed facsimile or PDF transmission, and such signatures shall have the same force and effect as an original signature.
13.7	Venue. Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby may be instituted in any state or federal court in the State of New York. Each Party waives any objection which such Party may now or hereinafter have to the laying of the venue in Suffolk County, New York in any such action, suit or proceeding, and irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding.

13.8	Integration. This Agreement sets forth the entire agreement between the Parties with respect to the subject matter hereof and supersedes any and all other agreements, understandings, communications, representations or negotiations, whether oral or written, between the Parties with respect to the management of the Aircraft. There are no other agreements, representations or warranties, whether oral or written, express or implied, relating to the management of the Aircraft that are not expressly set forth in this Agreement.
13.9	No Partnership or Joint Venture. Nothing contained in this Agreement will in any way create any partnership or joint venture relationship between CSC and Client or be construed as evidence of the intention of the Parties to constitute such. In addition, CSC understands and agrees that this Agreement shall not be deemed to have created any partnership or joint venture relationship between or among any of CFD, PFD and New York Aircam or be construed as evidence of the intention of any of CFD, PFD or New York Aircam to constitute such; provided, however, that CFD, PFD and New York Aircam shall be jointly and severally liable for all of the obligations of Client under this Agreement.
(signature page follows)

IN WITNESS WHEREOF, the Parties have executed this Aircraft Management Agreement as of the Effective Date shown in Section III of the Specific Terms.

NEW YORK AIRCAM CORP.		CSC TRANSPORT, INC.

By:	/s/ Renzo R. Mori	By:	/s/ Thomas M. Rutledge

	Title: Vice President		Title: Chief Operating Officer
	Date: July 8, 2010		Date: July 13, 2010

CHARLES F. DOLAN		PATRICK F. DOLAN

/s/ Charles F. Dolan		/s/ Patrick F. Dolan

Date:	July 8, 2010	Date:	July 8, 2010